Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Millendo Therapeutics, Inc. 2012 Stock Plan, OvaScience 2012 Stock Incentive Plan, New Hire Inducement Stock Option Grants, BSA Warrants, and BSPCE Warrants of Millendo Therapeutics, Inc. of our report dated March 29, 2019, with respect to the consolidated financial statements of Millendo Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
April 4, 2019